Exhibit 99.1
N E W S    R E L E A S E
Atmel Announces Update on NASDAQ Matters
SAN JOSE, CA, August 28, 2006 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced that it has been notified by the NASDAQ that, as a result of the resignation of George Perlegos from the Company’s Board of Directors, the Company has regained compliance with Marketplace Rule 4350(c)(1) requiring that a majority of its directors be independent. Previously, on August 22, 2006, the NASDAQ notified Atmel that it did not comply with Marketplace Rule 4350(c)(1) due to the appointment of a director as President and Chief Executive Officer.
Atmel also announced today that the NASDAQ has set a date of September 26, 2006 in response to the Company’s request for a hearing before the NASDAQ Listing Qualifications Panel regarding the timing of filing the Company’s second quarter Form 10-Q. Shares of Atmel common stock will continue trading on the NASDAQ pending the Panel’s decision, which may take up to several weeks to be determined. There can be no assurance that the Panel will grant a request for continued listing.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
Contact: Robert Pursel, Director of Investor Relations, 1-408-487-2677, rpursel@atmel.com
Atmel Corporation • 2325 Orchard Parkway • San Jose CA 95131 • Phone (408) 441-0311 • Fax (408) 487-2600